Exhibit 10.10

Restricted Stock Unit Agreement

Granted Under NxStage Medical, Inc. 2014 Omnibus Incentive Plan

1. Grant of Restricted Stock Units.

This agreement evidences the grant by NxStage Medical, Inc., a Delaware corporation (“Company”), to the Grantee listed below of restricted stock units (“RSUs”) representing the conditional right to receive shares of the Company’s Stock (“Shares”), as outlined below:

Grantee: <first_name> <middle_name> <last_name>

Shares: <shares_awarded>

Grant Date: <award_date>

Except as otherwise indicated by the context, “Grantee” shall be deemed to include any person who acquires these RSUs validly under their terms.

These RSUs are granted in consideration of Service rendered and to be rendered by the Grantee to the Company or an Affiliate. These RSUs are subject to the terms of this agreement and the Company’s 2014 Omnibus Incentive Plan (“Plan”), a copy of which is furnished to the Grantee with this agreement. Any capitalized term that is not defined in this agreement shall have the meaning ascribed to it in the Plan.

2. Vesting.

(a)	Schedule. These RSUs will become nonforfeitable (“vest”) with respect to the Shares and on the dates indicated on Schedule A to this agreement, provided that the Grantee continues to provide Service to the Company or an Affiliate on such dates and has provided Service at all times since the Grant Date.

(b)	Issued Shares. Promptly following any vesting of these RSUs, the Company will issue the portion of Shares listed above that corresponds to the applicable vesting date in full settlement of such vested RSUs. All Shares will be issued in the name of the Grantee in book entry form only.

3. Withholding Taxes.

This Section 3 only applies to Grantees who are Employees. Paragraph (a) below applies to a Grantee who is an officer of the Company subject to Section 16 of the Exchange Act and Paragraph (b) below applies to all other Grantees.

(a)	Certain Officers. The Grantee acknowledges and agrees, as a condition of this grant, that the Grantee will pay all applicable federal, state or local withholding taxes required by law to be withheld in respect of these RSUs or the Shares by hereby directing the Company to withhold, from the Shares otherwise issuable to the Grantee, a number of Shares in an amount reasonably determined by the Company to be materially sufficient to satisfy such withholding taxes.

(b)	All Other Employees. The Grantee acknowledges and agrees, as a condition of this grant, that the Grantee will pay all applicable federal, state or local withholding taxes required by law to be withheld in respect of these RSUs or the Shares by the sale of Shares in an amount reasonably determined by the Company to be materially sufficient to satisfy such withholding taxes and to deliver proceeds from such sale to the Company in payment of such withholding taxes. In order to authorize such sale, this agreement constitutes an irrevocable direction by the Grantee to a licensed securities broker selected from time to time by the Company, which as of the Grant Date is Charles Schwab & Co, to sell such Shares at the market price on or about the applicable vesting date (with the date of such sale to be at the sole discretion of the selected broker), deliver such sale proceeds to the Company in payment of such withholding taxes, and provide to the Company a duplicate confirmation of such sale. The Grantee must establish the necessary account with the selected broker before the first vesting date for this grant. The Grantee is responsible for providing to the selected broker all applicable forms necessary to facilitate this transaction.

In addition, the Company may deduct from payments of any kind otherwise due to the Grantee all applicable withholding taxes in respect of these RSUs or the Shares. The Company may, in its discretion, permit the Grantee to make alternative arrangements for payment of such amounts. The Grantee understands that the Grantee (and not the Company) shall be responsible for the Grantee’s own tax liability that may result from this investment or the transactions contemplated by this agreement.

4. Termination.

If the Grantee ceases to provide Service to the Company or an Affiliate for any reason, all of the then unvested RSUs will be forfeited immediately and automatically, without the payment of any consideration to the Grantee, effective as of the time that the Grantee ceases to provide Service.

5. Transfer Restrictions.

These RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered by the Grantee, either voluntarily or by operation of law, except by will or the laws of descent and distribution or pursuant to a domestic relations order in settlement of marital property rights.

IN WITNESS WHEREOF, the Company has caused this agreement to be executed by its duly authorized officer.

NxStage Medical, Inc.

By:
Jeffrey H. Burbank Chief Executive Officer

Grantee’s Acceptance

The undersigned hereby accepts the terms of this agreement and acknowledges receipt of a copy of the Company’s 2014 Omnibus Incentive Plan and related prospectus.

Grantee: /s/ <first_name> <middle_name> <last_name>

Address:

<address_1>

<address_2>

<city>, <state>

<zip>

<country>

Schedule A to Restricted Stock Unit Agreement

Subject to the terms of this Restricted Stock Unit Agreement and the Plan, these RSUs will become nonforfeitable (“vest”) with respect to the Shares and on the dates indicated on this Schedule A, provided that the Grantee continues to provide Service to the Company or an Affiliate on such dates and has provided Service at all times since the Grant Date:

<vesting_schedule>

4